Exhibit 99

MGM MIRAGE Considering Strategic Alternatives in Detroit

Las Vegas, Nevada, December 3, 2004 - MGM MIRAGE (NYSE: MGG) announced today that it was considering various strategic alternatives in connection with operations in Detroit, Michigan. MGM MIRAGE currently operates, with local partners, the MGM Grand Detroit Casino. As part of its pending merger with Mandalay Resort Group (NYSE: MBG), which is expected to close in the first quarter of 2005, MGM MIRAGE would acquire a 53.5% indirect interest in the MotorCity Casino, also in Detroit. Under Michigan law, MGM MIRAGE would be unable to keep both properties.

“MGM Grand Detroit and MotorCity are both great properties with consistently strong operating results and terrific growth prospects,” said Terry Lanni, Chairman and Chief Executive Officer of MGM MIRAGE. “We initially expected that we would dispose of Mandalay’s majority interest in MotorCity. However, since making that initial determination we have been approached by several parties concerning the possible sale of MGM Grand Detroit and we have decided to explore this alternative. If such a transaction were to occur, we would maintain Mandalay’s interest in MotorCity and look forward to working closely with Mandalay’s partners and the City of Detroit to develop and enhance that property.”

About MGM MIRAGE

MGM MIRAGE (NYSE: MGG — News), headquartered in Las Vegas, Nevada, is one of the world’s leading and most respected hotel and gaming companies. The Company owns and operates 11 casino resorts located in Nevada, Mississippi and Michigan, and has investments in three other casino resorts in Nevada, New Jersey and the United Kingdom. For more information about MGM MIRAGE, please visit the company’s website at http://www.mgmmirage.com.

Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.